Code of Ethics

for Directors, Officers and Employees of Cipherloc and its Affiliates

Accepted by the board of Directors August 8, 2019

1.0	Purpose

Cipherloc Corporation (the “Company”) expects that the directors, officers and employees of the Company and its affiliated will conduct their business activities in a manner which reflects respect for the law, recognizes the rights and feelings of others, and conforms with Company policy. It has always been and continues to be the intent of the Company that its employees and directors maintain the highest ethical standards in their conduct of Company affairs. There is no reason to believe that these standards have eroded; however, in view of public concern about the ethics of business in general, it is appropriate and timely to reaffirm and amplify for the benefit of all Company employees and directors, wherever located, the Company’s long-standing policy with respect to potential conflicts of interest or unethical practices. The essence of the Company policy in all these matters is that the Company employees and directors shall deal with suppliers, customers and other persons doing or seeking to do business with the Company in a manner that excludes consideration of personal advantage.

2.0	Revision History

Rev. A	August 2019	Adopted by the Board of Directors

3.0	Procedure and Responsibilities

A.	Compliance with the Law

All Company directors, officers, and employees shall comply with this Code of Ethics and the letter and spirit of the laws which govern your actions and those of the Company and its Affiliates.

B.	Conflicts of Interest

1.	Employees or members of their families[1] should not own a “significant” financial interest[2] in any business organization that does or seeks to do business with the Company, or is a competitor of the Company, unless such interest has been fully disclosed to, and approved by, the Company’s Board of Directors of the particular Affiliate involved, for such could result in a conflict between your interest and the Company’s best interest.

2.	Employees shall not conduct business on behalf of the Company with a member of the employee’s family, or a business organization with which the employee or a member of the employee’s family has an association, which could be construed as significant in terms of potential conflict of interest, unless such business dealings have been specifically disclosed in writing to, and approved by, the Board of Directors of the Company or the Board of Directors of the appropriate Affiliate.

3.	Employees shall perform their duties in a manner which will not benefit them personally at the expense of the Company, harm the Company or create an inference of impropriety. Although the Company considers it important that friendly relationships be maintained with its suppliers and customers, special care must be taken dealing with them to ensure that favoritism, preferential treatment and special benefits are avoided.

4.	Employees shall not accept an offer to serve as director, partner, consultant or in a managerial position with, or to be employed in a technical capacity by, a nonaffiliated business organization which does significant business with or is a competitor of the Company, unless such has been disclosed to, and approved by, the Audit Committee of the Board of Directors of the Company.

5.	The Audit Committee must also approve all reportable related party or conflict of interest transactions (as defined by the relevant NASDAQ listing requirements) involving any member of the Board of Director’s of the Company or senior management.

1 “Family members” include spouses, children, step-children, parents, step-parents, brothers, sisters, grandparents, in-laws, and any person living in the same household.

2 As a minimum standard, a “significant” financial interest is an aggregate interest of an employee and family members of more than: (a) 1% of any class of the outstanding securities of a firm or corporation; (b) 10% interest in any partnership or association; or (c) 5% of the total direct and beneficial assets or income of such employee.

C.	Improper Payments

Company employees are prohibited from paying kickbacks, bribes, or undisclosed commissions or making other unlawful special services to or for governmental officials or private parties. Except for de minimus amounts as permitted by applicable law and that the Company does not consider material, you are prohibited from making any such payments or performing such services for third parties for purposes of obtaining special favors, treatment, contracts or sales from others. Similarly, you should neither solicit nor accept such payments and services yourself.

D.	Gifts, Favors & Entertainment

Employees shall not seek or accept any gifts, payments, fees, services, valuable privileges, vacations or pleasure trips without a business purpose, loans (other than conventional loans from lending institutions) or other favors from any person or business organization that does or seeks to do business with, or is a competitor of the Company. No employee shall accept anything of value in exchange for referral of third parties to any such person or business organization. In the application of the policy:

1.	Employees may accept common courtesies usually associated with accepted business practices for themselves and members of their families;

2.	An especially strict standard is expected with respect to gifts, services or considerations of any kind from suppliers. Entertainment at the expense of suppliers beyond that contemplated by D.1. above should not be accepted under any circumstances;

3.	It is never permissible to accept a gift in cash or cash equivalents (e.g., stocks or other forms of marketable securities) of any amount;

4.	It is recognized that in certain countries refusal of personal gifts with a value substantially in excess of accepted United States business practices could result in an awkward business situation. The propriety of employees keeping such valuable gifts for personal use or turning them over to the Company should be discussed in each case with the Secretary of the Company;

5.	Employees should entertain or be entertained only at times and in circumstances authorized by Company policy and never in a manner which creates an appearance of impropriety.

E.	Inside Information

Employees shall not, without proper authority, release to anyone not employed by the Company, or to another employee who has no need for the information, data or information of a confidential nature concerning the Company. For example, disclosure of financial information could be harmful to the Company and could be the basis for legal action. Information which you learn about the Company and its products, methods, plans and processes during your employment must be kept confidential at all times and only be disclosed to others in accordance with Company policy, even after employment with the Company is ended. Inventions which result in whole or in part when you work for the Company, belong to the Company.

F.	Corporate Opportunity

Employees shall not acquire real estate, securities, or any other assets which they know the Company is interested in acquiring. Moreover, based upon advance information, employees shall not acquire any adjacent real estate or other related securities for speculation or investment without the specific prior approval of the Board of Directors of the Company.

G.	Cooperation with Accounting, Audit & Legal Personnel

During your employment with the Company, you will be required to complete numerous internal reports. In addition, you may on occasion be asked to respond to inquiries from the Company’s auditors, accountants and attorneys. The reports and responses should be straightforward, accurate and complete and in such format as the Company should advise.

H.	Political Contributions

The Company encourages you to participate on an individual basis in community and political activities. Keep in mind, however, that in participating you are expressing your views as a citizen and not as a representative of the Company. The contribution of Company funds to political campaigns is prohibited, regardless of whether it is done directly or through third parties, unless lawful and expressly approved by the Board of Directors of the Company. You are free to contribute your personal funds to political campaigns as you see fit. You will not be reimbursed by the Company for such contributions.

I.	Company Products & Services

The Company’s goal is to produce only safe, quality products and services and to promote and distribute them to the public in a manner which informs the public of their qualities without misleading it. All of the products the Company produces and markets must be in compliance with applicable government regulations and of the best quality consistent with the materials available, economic viability of the products and the Company’s marketing objectives. Your cooperation is essential to meet these goals and to deal with the problems which arise, should it fail to meet them.

Employees must also comply with the Company’s TRADE SECRETS and Confidentialty guidelines and documents.

J.	Equal Opportunity

The Company has a policy of equal opportunity with respect to race, sex, age, color, religion, national origin, and physical and sensory handicap. The Company is morally and legally committed to give all persons an equal opportunity for employment and promotion based solely upon their individual qualifications and the valid requirements of the position. All supervisors and managers are charged with the responsibility of preventing discrimination, however, success of the Company’s equal opportunity policy ultimately depends on the unbiased attitudes and actions of all of its employees.

K.	Competition

Competition based on quality, service and price is the heart of the free enterprise system. The positive assertion of the benefits of the Company’s products and services is a proper means of selling; derogation of competitors, their products, programs or management is destructive practice. The relationships with competitors must be conducted within the guidelines of the laws applicable to the Company.

L.	Use of Undisclosed Information

Although much of the following discussion will not apply to most of the Company’s employees, certain actions of employees could be in violation of state and federal securities laws and regulations. Penalties for violations of these laws and regulations are severe and it is deemed important to call your attention to the following:

Employees who learn important information not generally known to the public and stemming from their employment with the Company (commonly referred to as “material undisclosed information”), about the Company or any other corporation, including customers, suppliers or competitors, could be found to be in violation of such laws and regulations if they take advantage of that information by:

Trading in the Company’s or other corporations’ stock; or Inducing others to trade in such stock.

Important information would include significant new products or discoveries, sales and earnings figures, major contracts, plans for stock splits and acquisitions or mergers. Such information in the case of another corporation would also include knowledge that the other corporation will enter into or is negotiating for a contract important to it for the sale of goods or services to or by the Company.

Accordingly, it is the Company’s strict policy to ban: (a) trading of securities of the Company by any person while in possession of material, non-public information; (b) trading of securities of any other publicly-held company about which any such person learns non-public information through his or her relationship with the Company; and (c) tipping or disclosure by any person of any material, non-public information regarding the Company or other publicly-held company if such information was acquired through such person’s relationship with the Company. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency) are no exception, and employees are responsible for compliance with these policies by their family members.

The Company, of course, is not in a position to give personal legal advice to its employees. Therefore, if an employee has any questions relative to the sale or purchase of a security under circumstances where these laws and regulations might apply, it is suggested that they consult with their own attorney.

The Company and each of its Affiliates should review its own activities carefully to determine whether supplementary instructions to any or all of its employees are required to fully comply with the spirit of the policies outlined above.

M.	Providing Full, Fair, Accurate, Timely & Understandable Disclosure

The Company is committed to providing our shareholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we file with the Securities and Exchange Commission.

All books and records of Cipherloc and its subsidiaries must comply with the Company’s accounting practices and generally accepted accounting principles. No lesser standard is acceptable. Every employee must ensure that the financial information within his or her control is recorded accurately and in a timely manner in the Company’s financial accounts, as well as fully and accurately communicated in a timely fashion to appropriate company personnel. No false, artificial or misleading statements or entries will be made in reports, business plans, books, records, accounts, documents or financial statements, including the omission of entries if such omissions could be misleading. Business and personal expenses must be accurately separated and reported. All transactions must be recorded in a manner that maintains accountability for all assets and permits preparation of financial statements.

The Chief Executive Officer, Chief Financial Officer and Cipherloc’s senior financial professionals have a special role to play in ensuring appropriate public disclosure. These executives must adhere to policies and practices that promote full, fair, accurate, timely and understandable disclosures in reports and documents that are filed with or submitted to the United States Securities and Exchange Commission and in other public communications.

Laws, regulations and the Company’s guidelines require retention of certain records for various periods of time. When litigation or an investigation is pending, relevant records must not be destroyed. If the Company receives a subpoena to produce records, the Company may not in any way modify these records. Such records include, but are not limited to, personal files and electronic records.

Destruction or falsification of any potentially relevant documents may lead to prosecution for obstruction of justice. If in doubt about the legality or proprietary of destroying or changing any document, you should first consult your supervisor, the Chief Financial Officer, or General Counsel.

N.	Reporting Violations of the Code of Ethics

The Company has charged the Audit Committee of the Board of Directors with ensuring that this Code of Ethics and the Company’s related policies will govern the business activities of all Company employees.

Any employee who has questions about this Code of Ethics or how it applies in particular circumstances is encouraged to seek guidance from his or her supervisor, the Chief Financial Officer or the General Counsel, or a member of the Audit Committee.

Employees should report any suspected noncompliance with these Code of Ethics to their supervisor, the Chief Financial Officer, the General Counsel, or any member of the Audit Committee. If an employee believes that a supervisor to whom a suspected violation has been reported has not taken appropriate action, the employee should contact the General Counsel or the Audit Committee. The Audit Committee can be reached by contacting the Chair of the Audit Committee by phone, email, fax, or mail. Please contact the Chief Financial Officer or General Counsel or see the posted information board at

Cipherloc’s headquarters for the Audit Committee Chair’s contact information.

The Company will promptly undertake an investigation into any report that it receives in accordance with the Company’s Whistle Blower Policy.

O.	Waivers of the Code of Ethics

The provisions of this Code of Ethics may be waived for directors or executive officers only by a resolution of our Board of Directors or Audit Committee. The provisions of this Code of Ethics may be waived for our employees who are not directors or executive officers by our Chief Financial Officer, after consultation with our Chief Executive Officer. Any waiver of this Code of Ethics granted to a director or executive officer will be publicly disclosed. Any change in or waiver of this Code of Ethics for senior financial officers will be publicly disclosed as required by the Securities and Exchange Commission.